Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE



Fifth Avenue & 57th Street                                Contacts:
New York, N.Y. 10022                                      ---------
                                                          James N. Fernandez
                                                          (212)230-5315
                                                          Mark L. Aaron
                                                          (212)230-5301


                  TIFFANY EXPANDS ITS SHARE REPURCHASE PROGRAM;
                  ---------------------------------------------
                  BOARD INCREASES AUTHORIZATION BY $700 MILLION
                  ---------------------------------------------

New York, N.Y., August 31, 2006 - Tiffany & Co. (NYSE: TIF) today reported that its Board of Directors has extended the expiration date of the Company's current share repurchase program and has authorized a substantial increase in the amount of shares that may be repurchased.

The program has been extended and is now scheduled to expire in December 2009. In addition, the Board has authorized the Company to repurchase up to an additional $700 million of the Company's common stock.

The current repurchase program was authorized in March 2005 to repurchase up to $400 million of the Company's common stock and was scheduled to expire in March 2007. Through July 31, 2006, the Company had spent approximately $287 million to repurchase 8,254,326 shares of its common stock at an average cost of $34.82 per share.

The Board's latest action will enable the Company to repurchase up to $813 million of the Company's common stock from this date forward. Tiffany had approximately 138 million shares of common stock outstanding at July 31, 2006.

Michael J. Kowalski, chairman and chief executive officer, said, "The Board has confidence in Tiffany's growth potential and ability to maintain financial strength, and believes this action represents an appropriate way to return excess capital to shareholders."

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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This document  contains  certain  "forward-looking"  statements  concerning  the
Company's objectives and expectations. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2005 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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